                                                                     EXHIBIT 2.1

                          SECURITIES PURCHASE AGREEMENT
                          -----------------------------
                           AND PLAN OF REORGANIZATION
                           --------------------------


         THIS SECURITIES PURCHASE AGREEMENT AND PLAN OF REORGANIZATION (the "AGREEMENT") is entered into on March 10, 2004 by and among: (i) DRILLING, INC., a Nevada corporation ("DRILLING"); (ii) PIVX SOLUTIONS, LLC, a California limited liability company (the "COMPANY"); (iii) the members representing a majority in interest of the Company who have executed this Agreement on the signature page attached hereto as EXHIBIT A (the "MAJORITY MEMBERS"); (iv) the members of the Company who will purchase a membership interest in the Private Placement (as defined below) following the date of this Agreement but prior to the Initial Closing (as defined below) (the "INVESTING MEMBERS") by executing and delivering the subscription agreement, the form of which is attached hereto as EXHIBIT B (the "INVESTOR SUBSCRIPTION AGREEMENT"); and (v) the current members of the Company other than the Majority Members and Investing Members (the "CURRENT MEMBERS," and with the Majority Members and Investing Members, collectively, the "MEMBERS") who have executed and delivered the subscription agreement, the form of which is attached hereto as EXHIBIT C (the "CURRENT MEMBER SUBSCRIPTION AGREEMENT").

                                 R E C I T A L S
                                 ---------------

         A. The Company's capitalization consists of the following: (i) 10,000,000 membership interests ("MEMBERSHIP INTERESTS") issued and outstanding as of the date of this Agreement, and (ii) warrants and options issued and outstanding which entitle their holders to purchase from the Company an aggregate of 1,458,333 Membership Interests upon the exercise or conversion of such instruments.

         B. In addition to the Membership Interests described in Recital A, the Company proposes to sell solely to accredited investors (as defined in Regulation D promulgated under the Securities Act of 1933, as amended (the "SECURITIES ACT")), up to 1,612,903 additional Membership Interests (the "PRIVATE PLACEMENT INTERESTS") at a purchase price of $3.10 per Private Placement Interest, (the "PRIVATE PLACEMENT") prior to the Initial Closing (as defined below). All issued and outstanding Membership Interests, including the Private Placement Interests issued after the date of this Agreement and any Membership Interests issued upon exercise of outstanding warrants and options, are referred to herein as "COMPANY MEMBERSHIP INTERESTS."

         C. Drilling has authorized capital stock consisting of 100,000,000 shares of common stock ("DRILLING COMMON STOCK"), $0.001 par value, of which 772,200 shares of Drilling Common Stock are issued and outstanding as of the date of this Agreement. Prior to the Initial Closing, Drilling intends to conduct a 7.5 for 1 forward split ("SPLIT") of the outstanding shares of Drilling Common Stock.

         D. The holders of the Company Membership Interests wish to sell, and Drilling wishes to acquire, all of the issued and outstanding Company Membership Interests in exchange for Drilling's issuance of shares Drilling Common Stock ("DRILLING SHARES") to the holders of Company Membership Interests, at the rate of 1.55 Drilling Shares (post-Split) for every one (1) Company Membership Interest (the "EXCHANGE RATIO"), subject to and upon the terms and conditions hereinafter set forth (the "REORGANIZATION").

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                                A G R E E M E N T
                                -----------------

                                   ARTICLE 1
                     SECURITIES PURCHASE AND REORGANIZATION

         It is agreed as follows:

                  1.1 INCORPORATION OF RECITALS. The provisions and recitals set forth above are hereby referred to and incorporated herein and made a part of this Agreement by reference.

                  1.2 AGREEMENT TO EXCHANGE SECURITIES. Subject to the terms and upon the conditions set forth herein:

                           (a) INITIAL CLOSING. Each Majority Member, each
Investing Member who has executed and delivered to Drilling the Investor Subscription Agreement prior to the Initial Closing, and each Current Member who has executed and delivered to Drilling the Current Member Subscription Agreement prior to the Initial Closing, agrees to sell, assign, transfer and deliver to Drilling, and Drilling agrees to purchase from each such Member, at the Initial Closing, the Company Membership Interests owned by the respective Member, in exchange for the issuance, at the Initial Closing, by Drilling to each such Member of 1.55 Drilling Shares (post-Split) for every one (1) Company Membership Interest sold and delivered to Drilling.

                           (b) ADDITIONAL CLOSINGS. From time to time after the
Initial Closing, Drilling shall purchase from any and all Members who did not participate in the Initial Closing, pursuant to either an Investor Subscription Agreement or Current Member Subscription Agreement executed and delivered to Drilling by each such Member, the Company Membership Interests owned by the Member in exchange for a number of shares issued by Drilling to such Member at the Exchange Ratio.

                           (c) COMPANY OPTIONS AND WARRANTS. Drilling shall
assume all Company option and warrants outstanding as of the Initial Closing Date, by issuing, at the request of such holder, an option or warrant to purchase shares of Drilling Common Stock on the same terms and conditions as the option or warrant held by the holder thereof except that (a) each such option or warrant shall be exercisable for a number of shares of Drilling Common Stock equal to the number of Company Membership Interests subject to such option or warrant multiplied by the Exchange Ratio, (b) the option or warrant price per share shall be an amount equal to the quotient of the option or warrant exercise price subject to such Company options or warrant in effect immediately prior to the Initial Closing Date divided by the Exchange Ratio, and (c) fractional shares shall be handled pursuant to Section 1.2(d) below.

                           (d) FRACTIONAL SHARES. No fractional shares of
Drilling Common Stock shall be issued upon (i) exchange of any Company Membership Interests pursuant to Section 1.2(a) or (b), or (ii) any exercise of any option or warrant issued by Drilling pursuant to Section 1.2(c), or otherwise pursuant hereto. In lieu thereof, each recipient of Drilling Common Stock who would otherwise be entitled to a fraction of a share of Drilling Common Stock (after aggregating all fractional shares of Drilling Common Stock to be received by such holder) shall be entitled to receive one whole share of Drilling Common Stock.

                  1.3 CLOSING. The initial closing ("Initial Closing") of the exchange of the Company Membership Interests and the Drilling Shares shall take place at the offices of Preston Gates & Ellis LLP, 1900 Main Street, Suite 600, Irvine, California 92614, at 10:00 a.m., local time, on March 22, 2004, or at such other time and place as may be agreed to by the Company and Drilling ("Initial Closing Date"). From time to time after the Initial Closing, Drilling and the Members other than the Members participating in the Initial Closing may effect additional exchanges of Company Membership Interests in accordance with Sections 1.2(b) and 1.4. The Initial Closing and each additional closing is referred to herein as a "Closing" and the Initial Closing Date and the date of each additional closing is referred to herein as a "Closing Date".

                  1.4 INSTRUMENTS OF TRANSFER.

                           (a) COMPANY MEMBERSHIP INTERESTS. Each Member shall
deliver to Drilling on the Closing Date evidence of the Company Membership Interests owned by the Member ("COMPANY CERTIFICATES"), if any, along with duly executed assignments of such Company Certificates, in order to effectively vest in Drilling all right, title and interest in and to the Company Membership Interests owned by the Member. From time to time after the Closing Date, and without further consideration, the Member will execute and deliver such other instruments of transfer and take such other actions as Drilling may reasonably request in order to more effectively transfer to Drilling the securities intended to be transferred hereunder.

                           (b) DRILLING SHARES. Drilling shall deliver to the
Members on the Closing Date original certificates evidencing the Drilling Shares, in form and substance satisfactory to the Members, in order to effectively vest in each Member its respective right, title and interest in and to the Drilling Shares. From time to time after the Closing Date, and without further consideration, Drilling will execute and deliver such other instruments and take such other actions as the Members may reasonably request in order to more effectively issue to them the Drilling Shares.

                  1.5 TAX FREE REORGANIZATION. The parties intend that the transaction under this Agreement qualify as a tax free reorganization under
Section 351 of the Internal Revenue Code of 1986, as amended.

                                   ARTICLE 2
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Drilling as follows:

                  2.1 DISCLOSURE SCHEDULE. The disclosure schedule attached hereto as EXHIBIT 2.1 (the "COMPANY DISCLOSURE SCHEDULE") is divided into sections that correspond to the sections of this Article 2. The Company Disclosure Schedule comprises a list of all exceptions to the truth and accuracy of, and of all disclosures or descriptions required by, the representations and warranties set forth in the remaining sections of this Article 2.

                  2.2 CORPORATE ORGANIZATION, ETC. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California with the requisite corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets, is duly qualified or licensed to do business as a foreign corporation in good standing in every other jurisdiction in which the character or location of the properties and assets owned, leased or operated by it or the conduct of its business requires such qualification or licensing, except in such jurisdictions in which the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect (as defined below) on the Company. The Company Disclosure Schedule contains a list of all jurisdictions in which the Company is qualified or licensed to do business. Complete and correct copies of the Company's articles of organization and operating agreement have previously been provided to Drilling. The Company does not own or control any capital stock of any corporation or any interest in any partnership, joint venture or other entity.

                  2.3 CAPITALIZATION. The Company Disclosure Schedule sets forth the total number of Company Membership Interests issued and outstanding as of the date of this Agreement. All issued and outstanding Company Membership Interests are duly authorized, validly issued, fully paid and nonassessable and are without, and were not issued in violation of, preemptive rights. Other than as set forth on the Company Disclosure Schedule or as contemplated by this Agreement, there is no subscription, option, warrant, call, right, contract, agreement, commitment, understanding or arrangement to which the Company is a party, or by which it is bound, with respect to the issuance, sale, delivery or transfer of the capital securities of the Company, including any right of conversion or exchange under any security or other instrument.

                  2.4 AUTHORIZATION, ETC. The Company has all requisite corporate power and authority to enter into, execute, deliver, and perform its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by the Company and is the valid and binding legal obligation of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, moratorium, principles of equity and other limitations limiting the rights of creditors generally.

                  2.5 NON-CONTRAVENTION. Except as set forth in the Company Disclosure Schedule, neither the execution, delivery and performance of this Agreement, and each other agreement to be entered into in connection with this Agreement, nor the consummation of the transactions contemplated herein will:

                           (a) violate, contravene or be in conflict with any
                  provision of the articles of organization or operating agreement of the Company;

                           (b) be in conflict with, or constitute a default,
                  however defined (or an event which, with the giving of due notice or lapse of time, or both, would constitute such a default), under, or cause or permit the acceleration of the maturity of, or give rise to any right of termination, cancellation, imposition of fees or penalties under any debt, note, bond, lease, mortgage, indenture, license, obligation, contract, commitment, franchise, permit, instrument or other agreement or obligation to which the Company is a party or by which the Company or any of the Company's properties or assets is or may be bound;

                           (c) result in the creation or imposition of any
                  pledge, lien, security interest, restriction, option, claim or charge of any kind whatsoever ("ENCUMBRANCES") upon any property or assets of the Company under any debt, obligation, contract, agreement or commitment to which the Company is a party or by which the Company or any of the Company's assets or properties are bound; or

                           (d) materially violate any statute, treaty, law,
                  judgment, writ, injunction, decision, decree, order, regulation, ordinance or other similar authoritative matters (referred to herein individually as a "Law" and collectively as "LAWS") of any foreign, federal, state or local governmental or quasi-governmental, administrative, regulatory or judicial court, department, commission, agency, board, bureau, instrumentality or other authority (referred to herein individually as an "AUTHORITY" and collectively as "AUTHORITIES").

                  2.6 CONSENTS AND APPROVALS. Except as set forth in the Company Disclosure Schedule, with respect to the Company, no consent, approval, order or authorization of or from, or registration, notification, declaration or filing with ("CONSENT") any individual or entity, including without limitation any Authority, is required in connection with the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated herein.

                  2.7 FINANCIAL STATEMENTS. The Company Disclosure Schedule contains a copy of the balance sheet of the Company as of December 31, 2003 (the "BALANCE SHEET") and a statement of income for the Company for the twelve (12) months ended December 31, 2003 (the "INCOME STATEMENT") (collectively, the "FINANCIAL STATEMENTS"). Except as disclosed therein or in the Company Disclosure Schedule, the aforesaid Financial Statements: (i) are in accordance with the books and records of the Company and have been prepared in conformity with good accounting practices (except as stated therein or in the notes thereto); and (ii) are true, complete and accurate in all material respects and fairly present the financial position of the Company as of the date thereof, and the income or loss for the period then ended, except that the Balance Sheet and the Income Statement do not contain all required footnotes and are subject to normal year-end adjustments. Within seventy-five (75) days of the Initial Closing, the Company will deliver to Drilling an audited balance sheet of the Company as of December 31, 2003 and audited statements of income, cash flows and stockholders equity for the two fiscal years then ended.

                  2.8 ABSENCE OF UNDISCLOSED LIABILITIES. The Company does not have any material liabilities, obligations or claims of any kind whatsoever, whether secured or unsecured, accrued or unaccrued, fixed or contingent, matured or unmatured, known or unknown, direct or indirect, contingent or otherwise and whether due or to become due (referred to herein individually as a "LIABILITY" and collectively as "LIABILITIES"), other than: (a) Liabilities that are fully reflected or reserved for in the Balance Sheet; (b) Liabilities that are set forth on the Company Disclosure Schedule; (c) Liabilities incurred by the Company in the ordinary course of business after the date of the Balance Sheet and consistent with past practice; (d) Liabilities in an amount not to exceed $50,000 individually or in the aggregate unless such amounts are disclosed on the Company Disclosure Schedule; or (e) Liabilities for express executory obligations to be performed after the Closing under the contracts described in
Section 2.14 of the Company Disclosure Schedule.

                  2.9 ABSENCE OF CERTAIN CHANGES. Except as set forth in the Company Disclosure Schedule, since the date of the Balance Sheet, the Company has owned and operated its assets, properties and business in the ordinary course of business and consistent with past practice. Without limiting the generality of the foregoing, subject to the aforesaid exceptions:

                           (a) the Company has not experienced any change that
                  has had or could reasonably be expected to have a Material Adverse Effect on the Company; and

                           (b) the Company has not suffered (i) any loss,
                  damage, destruction or other property or casualty (whether or not covered by insurance) or (ii) any loss of officers, employees, dealers, distributors, independent contractors, customers or suppliers, which had or may reasonably be expected to result in a Material Adverse Effect on the Company.

                  2.10 ASSETS. Except as set forth in the Company Disclosure Schedule, the Company has good and marketable title to all of its assets and properties, whether or not reflected in the Balance Sheet or acquired after the date thereof (except for properties sold or otherwise disposed of since the date thereof in the ordinary course of business and consistent with past practices), that relate to or are necessary for the Company to conduct its business and operations as currently conducted (collectively, the "ASSETS"), free and clear of any mortgage, pledge, lien, security interest, conditional or installment sales agreement, encumbrance, claim, easement, right of way, tenancy, covenant, encroachment, restriction or charge of any kind or nature (whether or not of record) (a "LIEN"), other than (i) liens securing specific Liabilities shown on the Balance Sheet with respect to which no breach, violation or default exists;
(ii) mechanics', carriers', workers' or other like liens arising in the ordinary course of business; (iii) minor imperfections of title that do not individually or in the aggregate, impair the continued use and operation of the Assets to which they relate in the operation of the Company as currently conducted; and
(iv) liens for current taxes not yet due and payable or being contested in good faith by appropriate proceedings ("PERMITTED LIENS").

                  2.11 RECEIVABLES AND PAYABLES.

                           (a) Except as set forth on the Company Disclosure
                  Schedule, all accounts receivable of the Company represent sales in the ordinary course of business and, to the Company's knowledge, are current and collectible net of any reserves shown on the Balance Sheet and none of such receivables is subject to any Lien other than a Permitted Lien.

                           (b) Except as set forth on the Company Disclosure
                  Schedule, all payables by the Company arose in bona fide transactions in the ordinary course of business and no such payable is delinquent by more than sixty (60) days beyond the due date in its payment.

                  2.12 INTELLECTUAL PROPERTY RIGHTS. The Company owns or has the unrestricted right to use all patents, patent applications, patent rights, registered and unregistered trademarks, trademark applications, tradenames, service marks, service mark applications, copyrights, internet domain names, computer programs and other computer software, inventions, know-how, trade secrets, technology, proprietary processes, trade dress, software and formulae (collectively, "INTELLECTUAL PROPERTY RIGHTS") used in, or necessary for, the operation of its Business as currently conducted or proposed to be conducted. Except as set forth on the Company Disclosure Schedule, to the Company's knowledge, the use of all Intellectual Property Rights necessary or required for the conduct of the Business of the Company as presently conducted and as proposed to be conducted does not infringe or violate the Intellectual Property Rights of any person or entity. Except in the ordinary course of business or except as described on the Company Disclosure Schedule, to the Company's knowledge: (a) the Company does not own or use any Intellectual Property Rights pursuant to any written license agreement; (b) the Company has not granted any person or entity any rights, pursuant to a written license agreement or otherwise, to use the Intellectual Property Rights; and (c) the Company owns, has unrestricted right to use and has sole and exclusive possession of and has good and valid title to, all of the Intellectual Property Rights, free and clear of all Liens and Encumbrances. All license agreements relating to Intellectual Property Rights are binding and there is not, under any of such licenses, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default, or would constitute a basis for a claim on non-performance) on the part of the Company or, to the knowledge of the Company, any other party thereto. The Company Disclosure Schedule contains a list of all patents, trademarks and domain names owned or licensed by the Company.

                  2.13 LITIGATION. Except as set forth in the Company Disclosure Schedule, there is no legal, administrative, arbitration, or other proceeding, suit, claim or action of any nature or investigation, review or audit of any kind, or any judgment, decree, decision, injunction, writ or order pending, noticed, scheduled, or, to the knowledge of the Company, threatened or contemplated by or against or involving the Company, its assets, properties or business or its directors, officers, agents or employees (but only in their capacity as such), whether at law or in equity, before or by any person or entity or Authority, or which questions or challenges the validity of this Agreement or any action taken or to be taken by the parties hereto pursuant to this Agreement or in connection with the transactions contemplated herein.

                  2.14 CONTRACTS AND COMMITMENTS; NO DEFAULT.

                           (a) Except as set forth in the Company Disclosure
                  Schedule, the Company is not a party to, nor are any of the Assets bound by, any written or oral:

                                (i) employment, non-competition, consulting or
                           severance agreement, collective bargaining agreement, or pension, profit-sharing, incentive compensation, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay or retirement plan or agreement;

                                (ii) indenture, mortgage, note, installment
                           obligation, agreement or other instrument relating to the borrowing of money by the Company;

                                (iii) contract, agreement, lease (real or
                           personal property) or arrangement that (A) is not terminable on less than 30 days' notice without penalty, (B) is not over one year in length of obligation of the Company, or (C) involves an obligation of more than $5,000 over its term;

                                (iv) contract, agreement, commitment or license
                           relating to Intellectual Property Rights or contract, agreement or commitment of any other type, whether or not fully performed, not otherwise disclosed pursuant to this Section 2.14;

                                (v) obligation or requirement to provide funds
                           to or make any investment (in the form of a loan, capital contribution or otherwise) in any person or entity; or

                                (vi) outstanding sales or purchase contracts,
                           commitments or proposals that will result in any material loss upon completion or performance thereof after allowance for direct distribution expenses, or bound by any outstanding contracts, bids, sales or service proposals quoting prices that are not reasonably expected to result in a normal profit.

                           (b) True and complete copies (or summaries, in the
                  case of oral items) of all agreements disclosed pursuant to this Section 2.14 (the "COMPANY CONTRACTS") have been provided to Drilling for review. Except as set forth in the Company Disclosure Schedule, all of the Company Contracts items are valid and enforceable by and against the Company in accordance with their terms, and are in full force and effect. The Company is not in breach, violation or default, however defined, in the performance of any of its obligations under any of the Company Contracts, and no facts and circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such breach, violation or default thereunder or thereof, and, to the knowledge of the Company, no other parties thereto are in a breach, violation or default, however defined, thereunder or thereof, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a breach, violation or default thereunder or thereof.

                  2.15 COMPLIANCE WITH LAW; PERMITS AND OTHER OPERATING RIGHTS. Except as set forth in the Company Disclosure Schedule, the Assets, properties, business and operations of the Company are and have been in compliance in all respects with all Laws applicable to the Company's assets, properties, business and operations, except where the failure to comply would not have a Material Adverse Effect. The Company possesses all material permits, licenses and other authorizations from all Authorities necessary to permit it to operate its business in the manner in which it presently is conducted and the consummation of the transactions contemplated by this Agreement will not prevent the Company from being able to continue to use such permits and operating rights. The Company has not received notice of any violation of any such applicable Law, and is not in default with respect to any order, writ, judgment, award, injunction or decree of any Authority.

                  2.16 BROKERS. Neither the Company nor, to the knowledge of the Company, any of the its directors, officers or employees, has employed any broker, finder, investment banker or financial advisor or incurred any liability for any brokerage fee or commission, finder's fee or financial advisory fee, in connection with the transactions contemplated hereby, nor is there any basis known to the Company for any such fee or commission to be claimed by any person or entity.

                  2.17 ISSUANCE OF DRILLING COMMON STOCK. To the Company's knowledge, as of the date of this Agreement and as of the Effective Time, no facts or circumstances exist or will exist that could cause the issuance of Drilling Common Stock pursuant to the Merger to fail to meet the exemption from the registration requirements of the Securities Act set forth in Rule 506 of Regulation D under of the Securities Act.

                  2.18 BOOKS AND RECORDS. The books of account, minute books, stock record books, and other material records of the Company, all of which have been made available to Drilling, are complete and correct in all material respects and have been maintained in accordance with reasonable business practices. The minute books of the Company contain accurate and complete records of all formal meetings held of, and corporate action taken by, the members, the managers and committees of the managers of the Company. At the Closing, all of those books and records will be in the possession of the Company.

                  2.19 BUSINESS GENERALLY; ACCURACY OF INFORMATION. No representation or warranty made by the Company in this Agreement, the Company Disclosure Schedule, or in any document, agreement or certificate furnished or to be furnished to Drilling at the Closing by or on behalf of the Company in connection with any of the transactions contemplated by this Agreement contains or will contain any untrue statement of material fact or omit or will omit to state any material fact necessary in order to make the statements herein or therein not misleading in light of the circumstances in which they are made, and all of the foregoing completely and correctly present the information required or purported to be set forth herein or therein.

                                   ARTICLE 3
             REPRESENTATIONS AND WARRANTIES OF THE MAJORITY MEMBERS

         Each Majority Member, severally and not jointly, represents, warrants and covenants to and with Drilling with respect to himself, as follows:

                  3.1 POWER AND AUTHORITY. The Majority Member has all requisite power and authority to enter into and to carry out all of the terms of this Agreement and all other documents executed and delivered in connection herewith (collectively, the "DOCUMENTS"). All action on the part of the Majority Member necessary for the authorization, execution, delivery and performance of the Documents by the Majority Member has been taken and no further authorization on the part of the Majority Member is required to consummate the transactions provided for in the Documents. When executed and delivered by the Majority Member, the Documents shall constitute the valid and legally binding obligation of the Majority Member enforceable in accordance with their respective terms.

                  3.2 OWNERSHIP OF AND TITLE TO SECURITIES. EXHIBIT A to this Agreement accurately and completely sets forth all of the Company Membership Interests owned by the Majority Member. The Majority Member represents that the Majority Member has and will transfer to Drilling good and marketable title to the Company Membership Interests which he owns, free and clear of all pledges, security interests, mortgages, liens, claims, charges, restrictions or encumbrances, except for any restrictions imposed by federal or state securities laws.

                  3.3 INVESTMENT AND RELATED REPRESENTATIONS.

                           (a) SECURITIES LAWS COMPLIANCE. The Majority Member
is aware that neither the Drilling Shares nor the offer or sale thereof to the Majority Member has been registered under the Securities Act, or under any state securities law. The Majority Member understands that the Drilling Shares will be characterized as "restricted" securities under federal securities laws inasmuch as they are being acquired in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. The Majority Member agrees that the Majority Member will not sell all or any portion of Drilling Shares except pursuant to registration under the Securities Act or pursuant to an available exemption from registration under the Securities Act. The address of the Majority Member is as set forth on Exhibit A attached hereto. The Majority Member understands that each certificate for

Drilling Shares issued to the Majority Member or to any subsequent transferee shall be stamped or otherwise imprinted with the legend set forth below summarizing the restrictions described in this Section 3.3 and that Drilling shall refuse to transfer the Drilling Shares except in accordance with such restrictions:

                  THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "1933 ACT"). THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF A CURRENT AND EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT WITH RESPECT TO SUCH SHARES, OR AN OPINION OF THE ISSUER'S COUNSEL TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER THE 1933 ACT.

                           (b) INVESTMENT REPRESENTATION. This Agreement is made
with the Majority Member in reliance upon the Majority Member's representation, which by the Majority Member's execution of this Agreement the Majority Member hereby confirms, that the Drilling Shares to be received by the Majority Member are being acquired pursuant to this Agreement for investment and not with a view to the public resale or distribution thereof unless pursuant to an effective registration statement or exemption under the Securities Act.

                           (c) NO PUBLIC SOLICITATION. The Majority Member is
acquiring the Drilling Shares after private negotiation and has not been attracted to the acquisition of the Drilling Shares by any press release, advertising or publication.

                           (d) ACCESS TO INFORMATION. The Majority Member
acknowledges having received and reviewed Drilling's Annual Report on Form 10-KSB for the year ended December 31, 2003 ("2003 ANNUAL REPORT") and the reports filed by Drilling with the Securities and Exchange Commission ("SEC") subsequent thereto (collectively the "SEC REPORTS"). The Majority Member further acknowledges that Drilling has given to the Majority Member and his counsel, accountants and other advisors, agents, consultants and representatives, full access to all of the properties, books, contracts, commitments and records of Drilling, and has furnished or will furnish all such information concerning it (including its operations, financial condition and business plan) as the Majority Member has requested or may request.

                           (e) INVESTOR SOLICITATION AND ABILITY TO BEAR RISK TO
LOSS. The Majority Member, if a corporation or a partnership, has not been organized for the purpose of acquiring the Drilling Shares. The Majority Member acknowledges that it is able to protect its interests in connection with the acquisition of the Drilling Shares and can bear the economic risk of investment in such securities without producing a material adverse change in the Majority Member's financial condition. The Majority Member otherwise has such knowledge and experience in financial or business matters that the Majority Member is capable of evaluating the merits and risks of the investment in the Drilling Shares.

                           (f) ACCREDITED INVESTOR STATUS. The Majority Member
is an "accredited investor" as that term is defined in Regulation D promulgated under the Securities Act.

                                   ARTICLE 4
                   REPRESENTATIONS AND WARRANTIES OF DRILLING

         Drilling represents and warrants to the Company and the Members as follows:

                  4.1 DISCLOSURE SCHEDULE. The disclosure schedule attached hereto as EXHIBIT 4.1 (the "DRILLING DISCLOSURE SCHEDULE") is divided into sections that correspond to the sections of this Article 4. The Drilling Disclosure Schedule comprises a list of all exceptions to the truth and accuracy of, and of all disclosures or descriptions required by, the representations and warranties set forth in the remaining sections of this Article 4.

                  4.2 CORPORATE ORGANIZATION, STANDING AND POWER. Drilling is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Drilling has all corporate power and authority to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Drilling. Drilling does not own or control any capital stock of any corporation or any interest in any partnership, joint venture or other entity.

                  4.3 AUTHORIZATION. Drilling has all the requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated herein. The Board of Directors of Drilling has taken all action required by law, their respective articles of incorporation and bylaws or otherwise to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein. This Agreement is the valid and binding legal obligation of Drilling enforceable against Drilling in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws that affect creditors' rights generally.

                  4.4 CAPITALIZATION. The Drilling Disclosure Schedule sets forth the authorized capital securities of Drilling. All issued and outstanding shares of Drilling Common Stock are duly authorized, validly issued, fully paid and nonassessable and are without, and were not issued in violation of, preemptive rights. Other than as set forth on the Drilling Disclosure Schedule and pursuant to this Agreement, there is no subscription, option, warrant, call, right, contract, agreement, commitment, understanding or arrangement to which Drilling is a party, or by which it is bound, with respect to the issuance, sale, delivery or transfer of the capital securities of Drilling, including any right of conversion or exchange under any security or other instrument.

                  4.5 NON-CONTRAVENTION. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated herein will:

                           (a) violate any provision of the articles of
                  incorporation or bylaws of Drilling; or

                           (b) be in conflict with, or constitute a default,
                  however defined (or an event which, with the giving of due notice or lapse of time, or both, would constitute such a default), under, or cause or permit the acceleration of the maturity of, or give rise to, any right of termination, cancellation, imposition of fees or penalties under, any debt, note, bond, lease, mortgage, indenture, license, obligation, contract, commitment, franchise, permit, instrument or other agreement or obligation to which Drilling is a party or by which Drilling or any of their respective properties or assets is or may be bound;

                           (c) result in the creation or imposition of any
                  Encumbrance upon any property or assets of Drilling under any debt, obligation, contract, agreement or commitment to which Drilling is a party or by which Drilling or any of their respective assets or properties is or may be bound; or

                           (d) violate any Law of any Authority.

                  4.6 CONSENTS AND APPROVALS. No Consent is required by any person or entity, including without limitation any Authority, in connection with the execution, delivery and performance by Drilling of this Agreement, or the consummation of the transactions contemplated herein, other than any Consent which, if not made or obtained, will not, individually or in the aggregate, have a Material Adverse Effect on the business of Drilling.

                  4.7 VALID ISSUANCE. The Drilling Common Stock to be issued in connection with this Agreement will be duly authorized and, when issued, delivered and paid for as provided in this Agreement, will be validly issued, fully paid and non-assessable.

                  4.8 SEC FILINGS; FINANCIAL STATEMENTS.

                           (a) Drilling has delivered or made available to the
                  Company accurate and complete copies (excluding copies of exhibits) of the SEC Reports. All statements, reports, schedules, forms and other documents required to have been filed by Drilling with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the SEC Reports complied in all material respects with the applicable requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and (ii) none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                           (b) The consolidated financial statements contained
                  in the SEC Reports: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements and, in the case of unaudited statements, as permitted by Form 10-QSB of the SEC); and (iii) fairly present, in all material respects, the consolidated financial position of Drilling and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations of Drilling and its consolidated subsidiaries for the periods covered thereby. All adjustments considered necessary for a fair presentation of the financial statements have been included.

                  4.9 NO LIABILITIES. Drilling does not have any Liabilities, except for (i) Liabilities expressly stated in the most recent balance sheet included in the SEC Reports or the notes thereto, or (ii) Liabilities which do not exceed $1,500 in the aggregate.

                  4.10 NO ASSETS. As of the Closing, Drilling will not have any assets or operations of any kind, except as identified in the most recent balance sheet and notes thereto included in the Drilling SEC Reports or the Drilling Disclosure Schedule.

                  4.11 ABSENCE OF CERTAIN CHANGES. Except as set forth in the Drilling Disclosure Schedule, Drilling has owned and operated its assets, properties and business in the ordinary course of business and consistent with past practice. Without limiting the generality of the foregoing, subject to the aforesaid exceptions, Drilling has not experienced any change that has had or could reasonably be expected to have a Material Adverse Effect on Drilling.

                  4.12 LITIGATION. Except as disclosed in the Drilling Disclosure Schedule, there is no legal, administrative, arbitration, or other proceeding, suit, claim or action of any nature or investigation, review or audit of any kind, or any judgment, decree, decision, injunction, writ or order pending, noticed, scheduled, or, to the knowledge of Drilling, threatened or contemplated by or against or involving Drilling, its assets, properties or business or its directors, officers, agents or employees (but only in their capacity as such), whether at law or in equity, before or by any person or entity or Authority, or which questions or challenges the validity of this Agreement or any action taken or to be taken by the parties hereto pursuant to this Agreement or in connection with the transactions contemplated herein.

                  4.13 CONTRACTS AND COMMITMENTS; NO DEFAULT. Except as disclosed in the Drilling Disclosure Schedule, Drilling is not a party to, nor are any of its Assets bound by, any contract (a "DRILLING CONTRACT") that is not disclosed in the SEC Reports. Except as disclosed in the Drilling Disclosure Schedule, none of the Drilling Contracts contains a provision requiring the consent of any party with respect to the consummation of the transactions contemplated by this Agreement. Drilling is not in breach, violation or default, however defined, in the performance of any of its obligations under any of the Drilling Contracts, and no facts and circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such breach, violation or default thereunder or thereof, and, to the knowledge of the Drilling, no other parties thereto are in a breach, violation or default, however defined, thereunder or thereof, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a breach, violation or default thereunder or thereof.

                  4.14 NO BROKER OR FINDER. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Drilling.

                  4.15 INTERCOMPANY AND AFFILIATE TRANSACTIONS; INSIDER INTERESTS. Except as expressly identified in the Drilling Disclosure Schedule, there are, and during the last two years there have been, no transactions, agreements or arrangements of any kind, direct or indirect, between Drilling, on the one hand, and any director, officer, employee, stockholder, or affiliate of Drilling, on the other hand, including, without limitation, loans, guarantees or pledges to, by or for Drilling or from, to, by or for any of such persons, that are currently in effect.

                                   ARTICLE 5
                            COVENANTS OF THE PARTIES

                  5.1 CONDUCT OF BUSINESS. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Initial Closing Date, the Company and Drilling will each conduct its business and operations according to its ordinary and usual course of business consistent with past practices. Without limiting the generality of the foregoing, and, except as otherwise expressly provided in this Agreement or as otherwise disclosed on the Company Disclosure Schedule or Drilling Disclosure Schedule, respectively, prior to the Initial Closing Date, without the prior written consent of the other party, Drilling and the Company will not:

                           (a) amend its articles of incorporation, articles of
                  organization, bylaws or operating agreement, as the case may be;

                           (b) issue, reissue, sell, deliver or pledge or
                  authorize or propose the issuance, reissuance, sale, delivery or pledge of shares of capital stock or membership interests of any class (except as provided in Recital B above), or securities convertible into capital stock or membership interests of any class, or any rights, warrants or options to acquire any convertible securities, capital stock or membership interests;

                           (c) adjust, split (except as provided in Recital C
                  above), combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any membership interests or shares of its capital stock, or any of its other securities;

                           (d) declare, set aside or pay any dividend or
                  distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or membership interests, redeem or otherwise acquire any membership interests, shares of its capital stock or other securities, or alter any term of any of its outstanding securities;

                           (e) (i) except as required under any employment
                  agreement, increase in any manner the compensation of any of its directors, officers or other employees; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or permitted by any existing plan, agreement or arrangement to any such director, officer or employee, whether past or present; or (iii) commit itself to any additional pension, profit-sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or to any employment agreement or consulting agreement (arising out of prior employment ) with or for the benefit of any person, or, except to the extent required to comply with applicable law, amend any of such plans or any of such agreements in existence on the date of this Agreement;

                           (f) hire any additional personnel;

                           (g) incur, assume, suffer or become subject to,
                  whether directly or by way of guarantee or otherwise, any Liabilities which, individually or in the aggregate, exceed $1,500 in the case of Drilling or $50,000 in the case of the Company;

                           (h) make or enter into any commitment for capital
                  expenditures in excess of $1,500 in the case of Drilling or $50,000 in the case of the Company;

                           (i) pay, lend or advance any amount to, or sell,
                  transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any affiliate or associate of any of its officers or directors;

                           (j) terminate, enter into or amend in any material
                  respect any contract, agreement, lease, license or commitment, or take any action or omit to take any action which will cause a breach, violation or default (however defined) under any contract, except in the ordinary course of business and consistent with past practice;

                           (k) acquire any of the business or assets of any
                  other person or entity;

                           (l) permit any of its current insurance (or
                  reinsurance) policies to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than coverage remaining under those cancelled, terminated or lapsed are in full force and effect;

                           (m) enter into other material agreements, commitments
                  or contracts not in the ordinary course of business or in excess of current requirements;

                           (n) settle or compromise any suit, claim or dispute
                  or threatened suit, claim or dispute; or

                           (o) agree in writing or otherwise to take any of the
                  foregoing actions or any action which would make any representation or warranty in this Agreement untrue or incorrect in any material respect.

                  5.2 FULL ACCESS. Throughout the period prior to the Initial Closing, each party will afford to the other and its directors, officers, employees, counsel, accountants, investment advisors and other authorized representatives and agents, reasonable access to the facilities, properties, books and records of the party in order that the other may have full opportunity to make such investigations as it will desire to make of the affairs of the disclosing party. Each party will furnish such additional financial and operating data and other information as the other will, from time to time, reasonably request, including without limitation access to the working papers of its independent certified public accountants; PROVIDED, HOWEVER, that any such investigation will not affect or otherwise diminish or obviate in any respect any of the representations and warranties of the disclosing party.

                  5.3 CONFIDENTIALITY. Each of the parties hereto agrees that it will not use, or permit the use of, any of the information relating to any other party hereto furnished to it in connection with the transactions contemplated herein ("INFORMATION") in a manner or for a purpose detrimental to such other party or otherwise than in connection with the transaction, and that they will not disclose, divulge, provide or make accessible (collectively, "DISCLOSE"), or permit the Disclosure of, any of the Information to any person or entity, other than their respective directors, officers, employees, investment advisors, accountants, counsel and other authorized representatives and agents, except as may be required by judicial or administrative process or, in the opinion of such party's counsel, by other requirements of Law; provided, however, that prior to any Disclosure of any Information permitted hereunder, the disclosing party will first obtain the recipients' undertaking to comply with the provisions of this Section with respect to such information. The term "INFORMATION" as used herein will not include any information relating to a party that the party disclosing such information can show: (i) to have been in its possession prior to its receipt from another party hereto; (ii) to be now or to later become generally available to the public through no fault of the disclosing party; (iii) to have been available to the public at the time of its receipt by the disclosing party;
(iv) to have been received separately by the disclosing party in an unrestricted manner from a person entitled to disclose such information; or (v) to have been developed independently by the disclosing party without regard to any information received in connection with this transaction. Each party hereto also agrees to promptly return to the party from whom it originally received such information all original and duplicate copies of written materials containing Information should the transactions contemplated herein not occur. A party hereto will be deemed to have satisfied its obligations to hold the Information confidential if it exercises the same care as it takes with respect to its own similar information.

                  5.4 FILINGS; CONSENTS; REMOVAL OF OBJECTIONS. Subject to the terms and conditions herein provided, the parties hereto will use their best efforts to take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby, including without limitation obtaining all Consents of any person or entity, whether private or governmental, required in connection with the consummation of the transactions contemplated herein. In furtherance, and not in limitation of the foregoing, it is the intent of the parties to consummate the transactions contemplated herein at the earliest practicable time, and they respectively agree to exert commercially reasonable efforts to that end, including without limitation: (i) the removal or satisfaction, if possible, of any objections to the validity or legality of the transactions contemplated herein; and (ii) the satisfaction of the conditions to consummation of the transactions contemplated hereby.

                  5.5 FURTHER ASSURANCES; COOPERATION; NOTIFICATION.

                           (a) Each party hereto will, before, at and after
                  Initial Closing, execute and deliver such instruments and take such other actions as the other party or parties, as the case may be, may reasonably require in order to carry out the intent of this Agreement. Without limiting the generality of the foregoing, at any time after the Closing, at the reasonable request of Drilling and without further consideration, the Company will execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation and take such action as Drilling may reasonably deem necessary or desirable in order to more effectively consummate the transactions contemplated hereby.

                           (b) At all times from the date hereof until the
                  Initial Closing, each party will promptly notify the other in writing of the occurrence of any event which it reasonably believes will or may result in a failure by such party to satisfy the conditions specified in this Article 5.

                  5.6 PUBLIC ANNOUNCEMENTS. None of the parties hereto will make any public announcement with respect to the transactions contemplated herein without the prior written consent of the other parties, which consent will not be unreasonably withheld or delayed; PROVIDED, HOWEVER, that any of the parties hereto may at any time make any announcements that are required by applicable Law so long as the party so required to make an announcement promptly upon learning of such requirement notifies the other parties of such requirement and discusses with the other parties in good faith the exact proposed wording of any such announcement.

                  5.7 SATISFACTION OF CONDITIONS PRECEDENT. Each party will use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent that are applicable to them, and to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all material consents and authorizations of third parties and to make filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

                  5.8 RESIGNATION OF OFFICERS AND DIRECTORS. At the Initial Closing, the pre-Initial Closing officers and directors of Drilling shall submit their written resignations from such offices effective as of the Closing. Prior to their resignations, the pre-Initial Closing directors of Drilling shall appoint to the board of directors of Drilling Rob Shively, Geoff Shively, D. Glen Raiger, and Wes Nichols effective as of the Initial Closing.

                  5.9 STOCK SPLIT. Drilling shall cause the Split to take place prior to the Initial Closing.

                  5.10 RULE 10B-17 AND 14f-1 NOTICES. Drilling shall file (i) with the NASD at least ten (10) days prior to the effective date of the Split the appropriate notice under Rule 10b-17 of the Exchange Act concerning the Split, and (ii) with the SEC at least ten (10) days prior to Initial Closing the appropriate notice under Rule 14f-1 of Exchange Act concerning the intended change in control of the board of directors of Drilling.

                  5.11 TERMINATION OF PRIVATE PLACEMENT. Prior to the Initial Closing, the Company shall have terminated the sale of the Private Placement Membership Interests.

                                   ARTICLE 6
                    CONDITIONS TO THE OBLIGATIONS OF DRILLING

         Notwithstanding any other provision of this Agreement to the contrary, the obligation of Drilling to effect the transactions contemplated herein will be subject to the satisfaction at or prior to the Closing, or waiver by Drilling, of each of the following conditions:

                  6.1 REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of the Company and the Majority Members contained in this Agreement, including without limitation in the Company Disclosure Schedule initially delivered to Drilling as Exhibit 2.1, will be true, complete and accurate in all material respects as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of such time, except for changes specifically permitted or contemplated by this Agreement, and except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case they will be true and correct at the Closing with respect to such date or period.

                  6.2 PERFORMANCE. The Company will have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by the Company on or prior to the Closing.

                  6.3 REQUIRED APPROVALS AND CONSENTS.

                           (a) All action required by law and otherwise to be
                  taken by the Members of the Company to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will have been duly and validly taken.

                           (b) All Consents of or from all Authorities required
                  hereunder to consummate the transactions contemplated herein, will have been delivered, made or obtained, and Drilling will have received copies thereof.

                  6.4 AGREEMENTS AND DOCUMENTS. Drilling will have received the following agreements and documents, each of which will be in full force and effect:

                           (a) a certificate executed on behalf of the Company
                  by its Chief Executive Officer confirming that the conditions set forth in Sections 6.1, 6.2, 6.3, 6.5, 6.6 and 6.7 have been duly satisfied;

                           (b) Exhibits A, B and C executed by Members
                  representing in excess of 80% of the issued and outstanding voting securities of the Company; and

                           (c) a certificate of good standing of the Company
                  from the state of California and any other states where the Company is qualified to do business, as of the most recent practicable date.

                  6.5 ADVERSE CHANGES. No material adverse change will have occurred in the business, financial condition, prospects, assets or operations of the Company since December 31, 2003.

                  6.6 NO PROCEEDING OR LITIGATION. No suit, action, investigation, inquiry or other proceeding by any Authority or other person or entity will have been instituted or threatened which delays or questions the validity or legality of the transactions contemplated hereby or which, if successfully asserted, would, in the reasonable judgment of Drilling, individually or in the aggregate, otherwise have a Material Adverse Effect on the Company's business, financial condition, prospects, assets or operations or prevent or delay the consummation of the transactions contemplated by this Agreement.

                  6.7 LEGISLATION. No Law will have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated hereby or any of the conditions to the consummation of such transaction.

                  6.8 APPROPRIATE DOCUMENTATION. Drilling will have received, in a form and substance reasonably satisfactory to Drilling, dated the Initial Closing Date, all certificates and other documents, instruments and writings to evidence the fulfillment of the conditions set forth in this Article 6 as Drilling may reasonably request.

                                   ARTICLE 7
              CONDITIONS TO OBLIGATIONS OF THE COMPANY AND MEMBERS

         Notwithstanding anything in this Agreement to the contrary, the obligations of the Company and Members to effect the transactions contemplated herein will be subject to the satisfaction at or prior to the Closing, or waiver by the Company only, of each of the following conditions:

                  7.1 REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of Drilling contained in this Agreement will be true, complete and accurate in all material respects as of the date when made and at and as of the Closing, as though such representations and warranties were made at and as of such time, except for changes permitted or contemplated in this Agreement, and except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case they will be true and correct at the Closing with respect to such date or period.

                  7.2 PERFORMANCE. Drilling will have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by Drilling at or prior to the Closing, including the obligations of the pre-Initial Closing officers and directors of Drilling set forth in Section 5.8.

                  7.3 REQUIRED APPROVALS AND CONSENTS.

                           (a) All action required by law and otherwise to be
                  taken by the directors and stockholders of the Drilling to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will have been duly and validly taken.

                           (b) All Consents of or from all Authorities required
                  hereunder to consummate the transactions contemplated herein, will have been delivered, made or obtained, and the Company will have received copies thereof.

                  7.4 AGREEMENTS AND DOCUMENTS. The Company will have received the following agreements and documents, each of which will be in full force and effect:

                           (a) a certificate executed on behalf of Drilling by
                  its Chief Executive Officer confirming that the conditions set forth in Sections 7.1, 7.2, 7.3, 7.5, 7.6 and 7.7 have been duly satisfied;

                           (b) resolutions of the board of directors of
                  Drilling, certified by the secretary of Drilling, approving the transactions contemplated by this Agreement, including the issuance of the Drilling Shares and the matters referred to in Sections 5.8 and 5.9 of this Agreement;

                           (c) Exhibits A, B and C executed by Members who,
                  immediately following the Reorganization, will beneficially own at least eighty percent (80%) of the outstanding capital stock of Drilling.

                           (d) certificates representing the Drilling Shares
                  registered in the names of the Members who have executed Exhibits A, B or C, as applicable;

                           (e) a certified list of the record holders of
                  Drilling Common Stock as of the most recent practicable date evidencing all of the shares of Drilling Common Stock issued and outstanding; and

                           (f) a certificate of good standing of Drilling from
                  the State of Nevada and any other states where Drilling is qualified to do business, as of the most recent practicable date.

                  7.5 ADVERSE CHANGES. No material adverse change will have occurred in the business, financial condition, prospects, assets or operations of Drilling since December 31, 2003.

                  7.6 NO PROCEEDING OR LITIGATION. No suit, action, investigation, inquiry or other proceeding by any Authority or other person or entity will have been instituted or threatened which delays or questions the validity or legality of the transactions contemplated hereby or which, if successfully asserted, would, in the reasonable judgment of the Company, individually or in the aggregate, otherwise have a Material Adverse Effect on Drilling's business, financial condition, prospects, assets or operations or prevent or delay the consummation of the transactions contemplated by this Agreement.

                  7.7 LEGISLATION. No Law will have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated hereby or any of the conditions to the consummation of such transaction.

                  7.8 APPROPRIATE DOCUMENTATION. The Company will have received, in a form and substance reasonably satisfactory to Company, dated the Closing Date, all certificates and other documents, instruments and writings to evidence the fulfillment of the conditions set forth in this Article 7 as the Company may reasonably request.

                                   ARTICLE 8
                           TERMINATION AND ABANDONMENT

                  8.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated at any time prior to the Initial Closing by the written consent of the Company and Drilling.

                  8.2 TERMINATION BY EITHER THE COMPANY OR DRILLING. This Agreement may be terminated by either the Company or Drilling if the Initial Closing is not consummated by March 31, 2004 (provided that the right to terminate this Agreement under this Section 8.2 will not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Initial Closing to occur on or before such date).

                  8.3 PROCEDURE AND EFFECT OF TERMINATION. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by the Company or Drilling pursuant to this Article 8, written notice thereof will be given to all other parties and this Agreement will terminate and the transactions contemplated hereby will be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

                           (a) Each of the parties will, upon request, redeliver
                  all documents, work papers and other material of the other parties relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same;

                           (b) No party will have any liability for a breach of
                  any representation, warranty, agreement, covenant or the provision of this Agreement, unless such breach was due to a willful or bad faith action or omission of such party or any representative, agent, employee or independent contractor thereof; and

                           (c) All filings, applications and other submissions
                  made pursuant to the terms of this Agreement will, to the extent practicable, be withdrawn from the agency or other person to which made.

                                   ARTICLE 9
                            MISCELLANEOUS PROVISIONS

                  9.1 EXPENSES. Drilling and the Company will each bear their own costs and expenses relating to the transactions contemplated hereby, including without limitation, fees and expenses of legal counsel, accountants, investment bankers, brokers or finders, printers, copiers, consultants or other representatives for the services used, hired or connected with the transactions contemplated hereby.

                  9.2 AMENDMENT AND MODIFICATION. Subject to applicable Law, this Agreement may be amended or modified by the Company and Drilling at any time without the consent of the Members except as hereinafter provided. In the event that the Agreement is proposed to be amended to (i) change the Exchange Ratio by more than fifteen percent (15%), or (ii) initiate or increase any liability or obligation on the part of any Member, then the amendment must be approved by the Drilling, the Company and the Members representing at least a majority in interest of the outstanding Company Membership Interests. All such amendments and modifications to this Agreement must be in writing duly executed by all of the parties hereto.

                  9.3 WAIVER OF COMPLIANCE; CONSENTS. Any failure of a party to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by Drilling or the Company, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No single or partial exercise of a right or remedy will preclude any other or further exercise thereof or of any other right or remedy hereunder. Whenever this Agreement requires or permits the consent by or on behalf of a party, such consent will be given in writing in the same manner as for waivers of compliance.

                  9.4 NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement will entitle any person or entity (other than a party hereto and his, her or its respective successors and assigns permitted hereby) to any claim, cause of action, remedy or right of any kind.

                  9.5 NOTICES. All notices, requests, demands and other communications required or permitted hereunder will be made in writing and will be deemed to have been duly given and effective: (i) on the date of delivery, if delivered personally; (ii) on the earlier of the fourth (4th) day after mailing or the date of the return receipt acknowledgement, if mailed, postage prepaid, by certified or registered mail, return receipt requested; or (iii) on the date of transmission, if sent by facsimile, telecopy, telegraph, telex or other similar telegraphic communications equipment, or to such other person or address as a party will furnish to the other parties hereto in writing in accordance with this subsection.

         If to the Company:                          With a copy to:
         Pivx Solutions, LLC                         Preston Gates & Ellis LLP
         24 Corporate Plaza                          1900 Main Street, Suite 600
         Suite 180                                   Irvine, California  92614
         Newport Beach, California 92660             Attn:  Daniel K. Donahue
         Attn: Rob Shively, Chief Executive Officer  Fax:  (949) 253-0902
         Fax: (949) 673-7042


or to such other person or address as the Company will furnish to the other parties hereto in writing in accordance with this subsection.

         If to any Majority Member, to the address set forth on EXHIBIT A attached hereto. If to any Member other than a Majority Member, to the address set forth on the signature page of the Investor Subscription Agreement or Current Member Subscription Agreement, as the case may be.

         If to the Company:                          With a copy to:
         Drilling, Inc.                              Cletha A. Walstrand, Esq.
         1981 East Murray Holiday Road,              Attorney at Law
         Salt Lake City, Utah  84117                 8 East Broadway, Suite 609
         Attn: Jason Thomsen, President              Salt Lake City, Utah 84111
                                                     Fax: (801) 363-8512


or to such other person or address as Drilling will furnish to the other parties hereto in writing in accordance with this subsection.

                  9.6 ASSIGNMENT. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (whether voluntarily, involuntarily, by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other parties.

                  9.7 GOVERNING LAW. This Agreement and the legal relations among the parties hereto will be governed by and construed in accordance with the internal substantive laws of the State of California (without regard to the laws of conflict that might otherwise apply) as to all matters, including without limitation matters of validity, construction, effect, performance and remedies.

                  9.8 COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                  9.9 HEADINGS. The table of contents and the headings of the sections and subsections of this Agreement are inserted for convenience only and will not constitute a part hereof.

                  9.10 ENTIRE AGREEMENT. This Agreement, the Disclosure Schedules and the exhibits and other writings referred to in this Agreement or in the Disclosure Schedules or any such exhibit or other writing are part of this Agreement, together they embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement and together they are referred to as this "Agreement" or the "Agreement." There are no restrictions, promises, warranties, agreements, covenants or undertakings, other than those expressly set forth or referred to in this Agreement. This Agreement supersedes all prior agreements and understandings between the parties with respect to the transaction or transactions contemplated by this Agreement. Provisions of this Agreement will be interpreted to be valid and enforceable under applicable Law to the extent that such interpretation does not materially alter this Agreement; provided, however, that if any such provision becomes invalid or unenforceable under applicable Law such provision will be stricken to the extent necessary and the remainder of such provisions and the remainder of this Agreement will continue in full force and effect.

                  9.11 REMEDIES AND INJUNCTIVE RELIEF. It is expressly agreed among the parties hereto that monetary damages would be inadequate to compensate a party hereto for any breach by any other party of its covenants in Article 5 hereof. Accordingly, the parties agree and acknowledge that any such violation or threatened violation will cause irreparable injury to the other and that, in addition to any other remedies which may be available, such party will be entitled to injunctive relief against the threatened breach of Article 5 hereof or the continuation of any such breach without the necessity of proving actual damages and may seek to specifically enforce the terms thereof.

                  9.12 DEFINITION OF MATERIAL ADVERSE EFFECT. "MATERIAL ADVERSE EFFECT" with respect to a party means a material adverse change in or effect on the business, operations, financial condition, properties or liabilities of the party taken as a whole; provided, however, that a Material Adverse Effect will not be deemed to include (i) changes as a result of the announcement of this transaction, (ii) events or conditions arising from changes in general business or economic conditions or (iii) changes in generally accepted accounting principles.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

DRILLING, INC.                          PIVX SOLUTIONS, LLC


By:    /s/ Jason Thomsen                By:   /s/ Rob Shively
    ------------------------                ------------------------------------
    Jason Thomsen, President                Rob Shively, Chief Executive Officer

"MAJORITY MEMBERS"

Signatures Appear on Exhibit A

   SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT AND PLAN OF REORGANIZATION

                                    EXHIBIT A
                                    ---------

                         MAJORITY MEMBER SIGNATURE PAGE

-------------------------- --------------------- -------------------------------
                            NUMBER OF COMPANY
   NAME AND ADDRESS OF     MEMBERSHIP INTERESTS
     MAJORITY MEMBER          OWNED BY MEMBER              SIGNATURE
-------------------------- --------------------- -------------------------------

Rob Shively                     4,096,318              /s/ Rob Shively
445 Seville Avenue                                 -------------------------
Balboa, California 92661                                 Rob Shively
-------------------------- --------------------- -------------------------------

Geoff Shively                   2,760,000              /s/ Geoff Shively
415 E OceanFront, Apt #A                           -------------------------
Balboa, California 92661                                 Geoff Shively
-------------------------- --------------------- -------------------------------

Kenneth Dill                     400,000               /s/ Kenneth Dill
29 Mountain Laurel                                 -------------------------
Dove Canyon, California                                  Kenneth Dill
92679
-------------------------- --------------------- -------------------------------

Ian Shively                      300,000               /s/ Ian Shively
445 Seville Avenue                                 -------------------------
Balboa, California 92661                                 Ian Shively
-------------------------- --------------------- -------------------------------